UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Automatic Data Processing, Inc.

(Name of Registrant as Specified In Its Charter)

William A. Ackman

Veronica M. Hagen

V. Paul Unruh

Pershing Square Capital Management, L.P.

PS Management GP, LLC

Pershing Square, L.P.

Pershing Square II, L.P.

Pershing Square International, Ltd.

Pershing Square Holdings, Ltd.

Pershing Square VI Master, L.P.

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On November 1, 2017, Pershing Square Capital Management, L.P. and certain affiliates issued the following press release:

Pershing Square Sends Letter to ADP’s Board

New York, NY – November 1, 2017 //- Pershing Square Capital Management, L.P. (“Pershing Square”) today sent a letter to the Board of ADP (NASDAQ:ADP).

The letter is available here: https://adpascending.com/shareholder-materials/. The text of the letter is set forth below:

To the Board of Directors of ADP:

I recognize that we are in the midst of a proxy contest and that the election is less than a week away. I also understand that the full board does not review press releases before they go out so I haven’t taken any of your press releases personally. That said, it is important that we get along for the benefit of all of ADP’s stakeholders, and that we keep this contest focused on the substantive issues at hand.

We intend to be a major shareholder of ADP for a long time. As such, we care about the company’s reputation and its credibility. When the company issued a press release yesterday in response to our letter to ISS (which can be found here), it unfortunately continued to make various misleading and unsupportable statements that could prove damaging to the company’s credibility and reputation.

Many assertions in ADP’s press release were unrelated and/or nonresponsive to the issues we raised in our letter to ISS, or inaccurate as we detail below. Sophisticated institutions who follow ADP have the time and resources to analyze these issues, and as a result, they are not likely to be misled by ADP’s press release. Small investors, however, who do not closely follow the company, are more likely to be misled by the company’s statements. This is unfortunate.

For example, when we explained that ADP appears to have misled ISS by convincing it to evaluate ADP’s employee productivity inclusive of PEO pass-through revenues while excluding other PEOs in its competitor set, the company responded by pivoting to an irrelevant claim – that ADP’s employee productivity has improved modestly in recent years. We had publicly asked the company why its employees’ productivity is 28% below competitors’. Rather than respond to our question publicly for all shareholders, the company did so privately for ISS in an intellectually dishonest manner. ADP knows better than to do so. ADP itself excludes PEO pass-throughs in its shareholder presentation in calculating net operational margins. For the company to include the benefit of gross PEO revenues in its productivity calculations is disingenuous at best, misleading to investors, and damaging to ADP’s credibility and reputation.

Furthermore, ADP has lost material market share to competitors in the Enterprise segment. To suggest otherwise, i.e., that “comparable” clients are “largely consistent” is misleading. While perhaps ADP has kept the payroll account for some of these historical clients, it has lost numerous others, along with many clients’ more profitable and faster-growing HCM business to Workday, Ultimate Software, Ceridian Dayforce, and others. That is why ADP’s Enterprise business revenues have declined over the last eight years during a period when the Enterprise HCM market has grown substantially. Suggesting that ADP has retained these clients when it has lost the large and growing HCM revenue opportunity to competitors is misleading.

An ISS report is not the best place to make a product launch announcement. If indeed ADP is launching “Vantage 2.0” imminently, and it will offer better service and help recapture lost market share as ADP apparently privately disclosed to ISS, then ADP should disclose this fact to shareholders, describe the new product’s features, functionality, and ease of use, and release a beta version for testing by industry consultants. Telling a proxy advisory service that ADP has an undisclosed solution to its market share losses in the Enterprise segment while unwilling to share the same information with shareholders doesn’t strike us as proper or credible disclosure.

It is similarly misleading to suggest that we have compared ADP’s margins with CDK (formerly Dealer Services). CDK and ADP are different businesses in different industries, and we have never compared their margins. What we have done, however, is shown how much progress CDK has been able to make once it was freed from ADP’s oversight and control. When CDK was owned by ADP, management stated that 50 basis points per annum of operating margin progress was all that could be achieved. As an independent public company, CDK has increased margins by more than 1,000 basis points in three years, and has projected 900 basis points of additional margin expansion over the next two years, vastly more than ADP claimed was possible. The CDK comparison shows how much progress can be made by a business formerly owned by ADP if a different approach is taken to operations, incentives, and governance, which is instructive for what is possible at ADP.

In response to significant shareholder support for our views on ADP’s potential to substantially increase its margins, ADP has recently pivoted to overstating the margin improvement its plan can deliver. ADP’s recent claims that its plan will lead to “operational margin” improvements of 500 to 600 basis points does not foot with the company’s plan to deliver 100 to 200 basis points of projected operating (EBIT) margin gains by 2020. The math just doesn’t work. We and other shareholders have asked the company to clarify this 500+ basis point number, but the company has not been willing to do so. Yesterday’s press release, which reiterated the “500 basis point plan,” is misleading and unsupportable, as are the many recent ADP communications in which the same claim is made. Continuing to make an inaccurate claim only digs the company into a deeper hole. If there is a supportable basis for this calculation, please provide it to shareholders on Thursday’s earnings call. If not, the claim should be withdrawn.

Lastly, you are of course free to submit whatever complaints you would like to the SEC. You know, of course, that in a proxy contest both sides write letters to the SEC complaining that the other side has put out false and misleading information. This practice is sufficiently common that there is a name for these letters. They are called “bed bug letters,” and are entirely ordinary course in every proxy contest. Putting out a press release saying that you are reporting me to the SEC is a move designed to smear my reputation for a tactical advantage in a proxy contest. It is not an appropriate thing to do, nor is it fair play.

On November 7th, shareholders will have an opportunity to select whom they would like to represent them on the board. The key issue for investors in this election is whether ADP’s status quo is adequate, or whether ADP should strive to improve its performance. Shareholders will decide if ADP would benefit if a major shareholder joined the board along with Ronee Hagen and Paul Unruh – three independent directors with substantial operating and board experience in business transformation and corporate efficiency.

The completion of the proxy contest, however, is not the end; it is the beginning. We are going to have to work together for years to collectively do what is in the best interests of shareholders. Let’s keep this in mind so that cooler heads prevail.

We have scrupulously avoided name calling, unfair tactics, and other attempts to malign management or the board in this contest. We have focused on the facts, namely that ADP is vastly underperforming its potential. No one likes to hear that they have underperformed their potential. I understand that. I also know that proxy contests bring forth emotions, and people may say things that they later regret.

Once the shareholders vote, however, all of us must put the proxy contest behind us and be entirely focused on what is in the best interest of the company and its shareholders. Having met the full board, I am confident that we can work together collegially and expeditiously to address ADP’s weaknesses and shortcomings for the benefit of all of the company’s stakeholders. ADP’s stakeholders deserve to be represented by fiduciaries who put their emotions aside and do what’s right in advancing their interests.

ADP is a great company. Let’s start working together to make ADP the best company it can be.

Respectfully,

William A. Ackman

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For additional information, visit our website: www.ADPascending.com. Follow ADPascending on Facebook, Twitter and YouTube.

To vote for Pershing Square’s Nominees for ADP’s Transformation and ensure that Bill Ackman, Veronica Hagen and Paul Unruh are elected to the board, shareholders should vote the GOLD Proxy Card or GOLD Voting Instruction Form.

THE ONLY WAY TO VOTE FOR BILL ACKMAN AND THE NOMINEES FOR ADP’S TRANSFORMATION IS TO VOTE THE GOLD PROXY CARD OR VOTING INSTRUCTION FORM.

You can vote by Internet or telephone by following the directions on your GOLD Proxy Card or Voting Instruction Form. You should no longer vote by mail as mailed Proxy Cards and Voting Instruction Forms will not arrive in time to be counted in the November 7 election. We urge you NOT to vote using any white proxy card or voting instruction form you receive from ADP. Please discard the white proxy card.

If you have any questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (866) 342-1635.

About Pershing Square Capital Management, L.P.

Pershing Square Capital Management, L.P., based in New York City, is a SEC-registered investment advisor to investment funds.

Media Contact:

Pershing Square

Fran McGill

212 909 2455, McGill@persq.com

This press release relates to Pershing Square’s solicitation of proxies in connection with the 2017 annual meeting of stockholders of ADP.

The information contained in this press release (the “Information”) is based on publicly available information about Automatic Data Processing, Inc. (“ADP” or the “Company”), which has not been independently verified by Pershing Square Capital Management, L.P. (“Pershing Square”). Pershing Square recognizes that there may be confidential or otherwise non-public information in the possession of ADP or others that could lead ADP or others to disagree with Pershing Square’s conclusions. This press release and the Information is not a recommendation or solicitation to buy or sell any securities.

The analyses provided may include certain forward-looking statements, estimates and projections prepared with respect to, among other things, general economic and market conditions, changes in management, changes in board composition, actions of ADP and its subsidiaries or competitors, the ability to implement business strategies and plans and pursue business opportunities in the human capital management industry. Such forward-looking statements, estimates, and projections reflect various assumptions by Pershing Square concerning anticipated results that are inherently subject to significant uncertainties and contingencies and have been included solely for illustrative purposes, including those risks and uncertainties detailed in the continuous disclosure and other filings of ADP with the Securities and Exchange Commission at www.sec.gov. No representations, express or implied, are made as to the accuracy or completeness of such forward-looking statements, estimates or projections or with respect to any other materials herein. Actual results may vary materially from the estimates and projected results contained herein.

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